Exhibit 99.1

FOR ADDITIONAL INFORMATION, CONTACT:

FINANCIAL COMMUNITY:                                       MEDIA COMMUNITY:
Michael O'Donnell                                          Mary Ellen Collins
617-354-0600 x228                                          617-354-0600 x342
modonnell@artisoft.com                                     mcollins@artisoft.com


             ARTISOFT, INC. ANNOUNCES SIGNIFICANT GROWTH IN REVENUE

CAMBRIDGE, MASS. - JANUARY 24, 2002 - Artisoft, Inc. (NASDAQ: ASFT), developer of the first software-based phone system, today reported its financial results for the second quarter of fiscal year 2002, ended December 31, 2001. Excluding the effects of channel inventory rotations, the company experienced revenue growth for the quarter of 107% over the previous quarter. The second quarter results include a large sale related to an OEM contract. Excluding this OEM revenue, the growth rate for TeleVantage software was 28% over the previous quarter.

For the second quarter, Artisoft reported net revenue of $2.5 million and a net loss of $1.3 million, or $.11 per share. These results compare to net revenue of $1.4 million and a net loss of $2.7 million, or $.32 per share for the first quarter of fiscal year 2002. Gross margins for the second quarter of fiscal year 2002 were 82% compared to 84% in the first quarter of fiscal 2002. The second quarter gross margin includes a charge of $125,000 relating to the write-down of inventory associated with the company's decision to transition out of distributing hardware components. Operating expenses were $3.4 million in the second quarter compared with $4.0 million in the first quarter.

"We are very pleased at the increased acceptance that TeleVantage is receiving in light of the economic climate that the industry has experienced," said Steve Manson, Artisoft's president and CEO. "We will continue to build on the momentum from recent TeleVantage releases and integration with best-of-breed technology vendors to further establish TeleVantage as the ideal open communications solution for small and medium-sized businesses."

During the second quarter, the company announced the availability of TeleVantage Small Office Edition, a turnkey bundled solution that enables small businesses to gain access to a sophisticated telephone system at an affordable price.

TeleVantage also continued to be honored for technical excellence and attract new alliances. TeleVantage received an "Editors Choice" award from CUSTOMER INTER@CTION SOLUTIONS Magazine and "Product of the Year" Award from COMMUNICATIONS SOLUTIONS Magazine, increasing to its total of over 30 awards. Artisoft announced its collaboration with Polycom, a leader in voice, video and data communications, to offer an advanced IP-PBX solution designed to enable remote and branch office users to seamlessly interact with their TeleVantage phone system at a corporate location using IP technology; and iVoice, a leader in speech recognition technology, to enable callers to automatically connect to TeleVantage users by simply speaking their name.

Artisoft will be host a conference call at 4:45 today (ET) to discuss fiscal year 2002 second quarter financial results. The conference call will be broadcast live via the Internet at http://www.artisoft.com/corpcalls.html. A recorded replay of the call will be available beginning at 7:45 (ET) today until February 24th, 2002.

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ABOUT ARTISOFT

Artisoft, Inc. (NASDAQ: ASFT) of Cambridge, Mass., is a leading developer of open, software-based telephone systems that bring together voice and data for more powerful and productive communications. Designed specifically for small to midsize businesses, corporate branch offices, and call centers, Artisoft's TeleVantage delivers greater functionality, flexibility and value than proprietary PBXs. Artisoft's innovative software products have received more than 30 industry awards including "Product of the Year," "Best of Show," and "Editors' Choice" by NETWORK MAGAZINE, COMMUNICATIONS SOLUTIONS MAGAZINE and CUSTOMER INTER@ACTION SOLUTIONS MAGAZINE. The company distributes its products and services worldwide through a dedicated and growing channel of authorized resellers. For more information, please call 800-914-9985 or visit our website, http://www.artisoft.com.

Artisoft and TeleVantage are registered trademarks of Artisoft, Inc. All other company and product names mentioned may be trademarks or registered trademarks of the respective companies with which they are associated.

FORWARD-LOOKING STATEMENTS:

This release contains forward-looking statements based on current expectations or beliefs, as well as a number of assumptions about future events, and these statements are subject to important facts and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements in this release address a variety of subjects including, for example, Artisoft's financial results, management's strategies and Artisoft's products and product capabilities and strategic alliances. The following factors, among others, could cause actual results to differ materially from those described in these forward- looking statements: the availability of financing on terms acceptable to the Company or at all, the impact of competitive products and pricing, product demand and market acceptance risks, the presence of competitors with greater financial resources, product development and commercialization risks, capacity and supply constraints or difficulties and other factors detailed in the Company's filings with the Securities and Exchange Commission including its quarterly report on Form-10Q filed on November 14, 2001 and it's annual report on Form 10-K filed on September 28, 2001.